J.P. MORGAN ACCESS MULTI-STRATEGY FUND, L.L.C.

Secretary's Certificate

      The undersigned hereby certifies that he is the Secretary of J.P. Morgan Access Multi-Strategy Fund, L.L.C. (the "Trusts"); that the following is a true and correct copy of the resolutions approving the amount and form of the fidelity bond adopted by vote of a majority of the members of the Board of Trustees/Directors of the Trusts, including a majority of the Trustees/Directors who are not interested persons of the Trusts (within the meaning of Section 2(a)(19) of the Investment Company Act of 1940 Act, as amended) on the 25th day of August, 2010 and that said resolutions are in full force and effect:

Approval of Fidelity Bond

RESOLVED, that it is the finding of the Directors of J.P. Morgan Access Multi-Strategy Fund, L.L.C. (the "Fund") and separately the finding of the Independent Directors that the Fidelity Bond written by St. Paul Fire and Marine Insurance Company (the "Bond") which covers JPMorgan Trust I, JPMorgan Trust II, J.P. Morgan Fleming Mutual Fund Group, Inc., J.P. Morgan Mutual Fund Group, J.P. Morgan Mutual Fund
Investment Trust, JPMorgan Institutional Trust, JPMorgan Insurance Trust, Pacholder High Yield Fund, Inc., Undiscovered Managers Funds and UM Investment Trust (collectively, the "Trusts") and the Fund in the amount of $13,850,000 is in the best interests of the Fund and that the Bond,in accordance with the requirements of Rule 17g1 promulgated by the Securities and Exchange Commission under Section 17(g) of the Investment Company Act of 1940, as amended, is reasonable in form and amount, after having given due consideration to, among other things, the value of the aggregate assets of the Fund and each of the funds that are series of the Trusts to which any person covered under the Bond may have access, the type and terms of the arrangements made for the custody and safekeeping of assets of the Fund and the Trusts, the number of other parties named as insured parties under the Bond and the nature of the business activities of other parties; and

FURTHER RESOLVED, that the premium to be paid by the Fund under the Bond be, and hereby is, approved by the Directors and separately by the Independent Directors after having given due consideration to, among other things, the number of other parties insured under the Bond, the nature of the business activities of those other parties, the amount of the Bond and the extent to which the share of the maximum premium allocated to the Fund under the Bond is no more than the premium that the Fund would have had to pay had it maintained a single insured bond; and

FURTHER RESOLVED, that the Bond be, and hereby is, approved by a vote of a majority of the Directors and separately by the Independent Directors; and

FURTHER RESOLVED, that the officers of the Fund be, and each of them hereby is, authorized and directed to enter into an agreement among the Trusts and the Fund, in substantially the form furnished to the Directors, as required by Rule 17g1, with the other named Insureds under the Bond providing that in the event any recovery is received under the Bond as a result of a loss sustained by the Fund and also by one or more of the other named Insureds, that each Trust shall receive an equitable and proportionate share of the recovery, but in no event less than the amount it would have received had it provided and maintained a single insured bond with the minimum coverage required by paragraph (d) (1) of the aforementioned Rule 17g1; and

FURTHER RESOLVED, that the appropriate officers of the Fund be, and they hereby are, authorized and directed to prepare, execute and file such amendments and supplements to the aforesaid agreement, and to take such other action as may be necessary or appropriate in order to conform to the provisions of the Investment Company Act of 1940, as amended, and the rules and regulations thereunder; and

FURTHER RESOLVED, that the Secretary of the Fund shall file the Bond or cause the Bond to be filed with the Securities and Exchange Commission and give notice required under paragraph
(g) of the aforementioned Rule 17g1; and

FURTHER RESOLVED, that the existing Fidelity Bond written by St. Paul Fire and Marine Insurance Company with respect to the Fund be cancelled as of the effective date that the Fund is covered as an insured under the Bond with respect to the Multi-Strategy Fund; and


FURTHER RESOLVED, that the appropriate officers of the Fund be, and each of them hereby is, authorized to make any and all payments and to do any and all other acts, in the name of the Fund and on its behalf, as they, or any of them, may determine to be necessary or desirable and proper in connection with or in furtherance of the foregoing resolutions.


Dated this 22nd day of September, 2010



/s/ Frank J. Nasta
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Frank J. Nasta
Secretary